Exhibit 10.10

[English Translation]

Framework Agreement

on

Joint Establishment of Beijing Guoxin Wangyan Technology Co., Ltd.

by and among

Beijing Guoxin Xinchuang Investment Co., Ltd.

and

Beijing Gridsum Technology Co., Ltd.

and

Guoxinjunhe (Beijing) Technology Co., Ltd.

June 2015

This Framework Agreement (hereinafter referred to as this “Agreement”) is made and entered into as of June   , 2015 by and among:

Party A:

Beijing Guoxin Xinchuang Investment Co., Ltd., a limited liability company legally incorporated and duly existing in accordance with laws of the People’s Republic of China, an enterprise wholly owned by the State Information Center and carrying out investment and financing activities related to new technologies and new products in the field of information technology for and on behalf of the State Information Center, with its registered address at Room 201, No. 58, Sanlihe Road, Xicheng District, Beijing (hereinafter referred to as “Party A” or “Xinchuang”);

Legal Representative: Ping Du

Title: Chairman

Party B:

Beijing Gridsum Technology Co., Ltd., a limited liability company legally incorporated and duly existing in accordance with laws of the People’s Republic of China, a wholly-owned subsidiary of Gridsum Holding (Beijing) Co., Ltd., with its registered address at 8/F, Cuigong Fandian Xiezilou (Jade Palace Hotel Office Building), No. 76, Zhichun Road, Haidian District, Beijing (hereinafter referred to as “Party B” or “Beijing Gridsum”)

Legal Representative: Guosheng Qi

Title: Chairman and Chief Executive Officer

Party C:

Guoxinjunhe (Beijing) Technology Co., Ltd., a limited liability company legally incorporated and duly existing in accordance with laws of the People’s Republic of China, a wholly-owned subsidiary of Gridsum Holding (Beijing) Co., Ltd. with its registered address at 10/F, Cuigong Fandian Xiezilou (Jade Palace Hotel Office

Building), No. 76, Zhichun Road, Haidian District, Beijing (hereinafter referred to as “Party C” or “Guoxinjunhe”)

Legal Representative: Yang Xu

Title: General Manager

For the purpose of this Agreement, Party A, Party B and Party C are collectively referred to as the “Parties” and individually as a “Party “.

1. For the purpose of promoting the construction of government websites and the sustainable and healthy development of e-governmental affairs, Beijing Guoxin Xinchuang Investment Co., Ltd. (representing the State Information Center), Beijing Gridsum Technology Co., Ltd. and Guoxinjunhe (Beijing) Technology Co., Ltd. intend to jointly establish an entity to research and explore ways to optimize the work efficiency of the government websites and improve the ability of governmental departments in public services. The Parties intend to integrate the existing resources and fully utilize the advanced technology of Beijing Gridsum Technology Co., Ltd. in the relevant fields and the consultation teams of Guoxinjunhe (Beijing) Technology Co., Ltd., give full play to the advantages of the State Information Center in brands and network platforms and cooperate with each other closely.

2. Based on the above background, the Parties reach this Framework Agreement as follows:

Chapter 1 Definitions

I.                    Beijing Guoxin Xinchuang Investment Co., Ltd. or Xinchuang: a limited liability company legally incorporated and duly existing in accordance with laws of the People’s Republic of China.

II.               Beijing Gridsum Technology Co., Ltd. or Beijing Gridsum: a limited liability company legally incorporated and duly existing in accordance with laws of the People’s Republic of China.

III.          Guoxinjunhe (Beijing) Technology Co., Ltd. or Guoxinjunhe: a limited liability company legally incorporated and duly existing in accordance with laws of the People’s Republic of China.

IV.           Beijing Guoxin Wangyan Technology Co., Ltd: hereinafter referred to as “Guoxin Wangyan”, a limited liability company jointly established by Beijing Guoxin Xinchuang Investment Co., Ltd., Beijing Gridsum Technology Co., Ltd. and Guoxinjunhe (Beijing) Technology Co., Ltd. for the purpose of carrying out the cooperation hereunder. Guoxin Wangyan is the only entity supporting the commercial operation of the Research Center for e-Government of the State Information Center and aimed to provide consultation and relevant product services for optimization of government websites to governmental departments at various levels with a view to improving the service capability of government websites and promoting the healthy development of government websites.

V.                The government website intelligent analysis system (GWD): i.e. e-Gov Web Dissector, is a government website intelligent analysis software, or system established thereon, researched and developed by Beijing Gridsum Technology Co., Ltd. and the intellectual property right to the existing version and future upgraded versions of the software or system is completely and exclusively owned by Beijing Gridsum Technology Co., Ltd. For the purpose of this Agreement, GWD software includes the original software and the legally authorized copies thereof.

Chapter 2 Joint Investment in and Establishment of Guoxin Wangyan

I.                    As agreed by the Parties through negotiations, Xinchuang (holding 20% equity), Beijing Gridsum (holding 40% equity) and Guoxinjunhe (holding 40% equity) will jointly sponsor and integrate relevant resources to jointly establish “Beijing

Guoxin Wangyan Technology Co., Ltd.” (interim name and subject to approval by the administration for industry and commerce, hereinafter referred to as “Guoxin Wangyan”). The registered capital is RMB 2,000,000 which is contributed in cash by the Parties in proportion to their respective equity.

II.               Approval or decision on the joint establishment of Guoxin Wangyan: As the independent civil entities legally existing under the Chinese laws, Xinchuang, Beijing Gridsum and Guoxinjunhe shall respectively go through all necessary internal examination and approval or decision-making formalities regarding the joint establishment of an operation entity. The relevant approval or decision documents will become the necessary appendices attached hereto.

III.          Guoxin Wangyan is the limited liability company jointly sponsored and established by the Parties. Guoxin Xinchuang fulfills the obligations of a contributor for and on behalf of the State Information Center and the State Information Center will instruct the Research Center for e-Government to carry out industrial publicity and promotion campaign, organize relevant researches and coordinate the relevant state resources and the relations with the competent governmental authorities; Beijing Gridsum is responsible for providing technology R&D resources; and Guoxinjunhe is responsible for providing sales, consultation, product design and other non-R&D resources in the company jointly established by the Parties.

IV.           Scope of Cooperation

The targets of the business jointly carried out by the Parties will be all government departments and the main business is providing consultation optimization, data analysis and product services for the various websites of the governments at various levels.

V.                Ownership of R&D Results

The intellectual property rights to the relevant (products) versions of GWD system and other government website analysis systems shall be exclusively owned by Beijing Gridsum (i.e., the intellectual property rights to all the software system, system upgrades and other versions, the invested in and developed by Beijing Gridsum in relation to the cooperation among the Parties shall be exclusively owned by Beijing Gridsum); and the intellectual property rights to such materials as consultation reports and training materials arising out of the cooperation among the Parties shall belong to Guoxin Wangyan.

VI.           Agreements on Providing Necessary Support to Relevant Cooperation Matters under this Framework Agreement

The Parties agree that this Agreement is an exclusive cooperation agreement and Xinchuang, Beijing Gridsum and Guoxinjunhe are entitled to the exclusive and sole right to the relevant cooperative matters agreed herein. It is the precondition to realize the fundamental objectives of this Agreement to maintain the exclusive and sole nature of the contents hereof and completely perform the following obligations: the GWD system of Beijing Gridsum and the data collected by the system will only be placed in the data center designated by the Research Center for e-Government of the State Information Center; the cooperation between Guoxinjunhe and Xinchuang in the business of government website optimization consultation and website data analysis is sole (and exclusive), and Xinchuang, Beijing Gridsum or Guoxinjunhe shall not independently carry out any business agreed herein in the government market without the consent of the other two parties in the cooperation.

VII.      Confidentiality

The information arising out of the cooperation among the Parties on business information, technology plans, consultation reports, agreements, contents of agreements and matters referred herein is confidential information, which the Parties shall keep confidential. None of the Parties shall provide such confidential information to any third party without unanimous consent of the Parties through negotiations and the Parties shall conclude a confidentiality agreement as the case may require.

Chapter 3 Miscellaneous

I.                    Disputes Resolution

The execution, validity, interpretation, implementation, amendment, termination and disputes resolution of this Agreement shall be governed by the laws of China.

Any and all the disputes arising out of the interpretation and implementation of this Agreement shall at first be settled by the Parties through friendly negotiations. Where the dispute cannot be settled within 30 days after one Party sends out the writing notice requesting to settle a dispute through negotiation to the other Parties, any of the Parties may submit the dispute in question to China International Economic and Trade Arbitration Commission for arbitration in accordance with the Commission’s arbitration rules. The arbitration shall be conducted in Chinese in Beijing. The arbitration award shall be final and binding upon all the Parties.

II.               Effectiveness and Term of Validity

This Agreement will be signed on the date shown at the beginning of this Agreement and take effect simultaneously.

The operation period of Guoxin Wangyan is 10 years from the date when the Business License for Enterprise Legal Person of the Company is issued. If so proposed by any of the Parties and unanimously passed by the shareholders meeting, the Company may apply for extending its operation period with the local authority six months before the expiry of its operation period.

This Agreement shall remain in effect during the existence period of Guoxin Wangyan.

III.          Suspension or Termination of Cooperation

None of the Parties may terminate this Agreement during its term without unanimous agreement by the Parties through negotiations except for the gross negligence or fraud on the part of any other Party.

The rights and obligations of the Parties in relation to intellectual property rights, liabilities for breach of the Agreement and confidentiality shall survive the termination of this Agreement.

IV.           Settlement of Disputes between this Agreement and other Relevant Agreements

In case of any dispute between this Agreement and any other relevant agreement after this Agreement takes effect, this Agreement shall prevail.

V.                Assignment

None of the Parties shall assign any right and obligation hereunder to any third party without the prior written consent of the Parties.

VI.           Severability

Where any one or several provisions hereof are determined to be invalid, illegal or unenforceable in any aspect in accordance with any law or regulation, the validity, legitimacy or enforceability of the other provisions hereof shall not be so affected or impaired in any way. The Parties shall try to replace such invalid, illegal or unenforceable provisions with the valid provisions having the economic effects most similar to those of the invalid, illegal or unenforceable provisions to the largest extent permitted by laws and expected by the Parties through negotiations in good faith.

VII.      Amendment and Supplements

The Parties shall conclude a separate written supplementary agreement regarding the operation and management of Guoxin Wangyan, which shall constitute an integral part hereof and have the same legal force and effect as this Agreement.

This Agreement is made in six copies, each Party holding two copies. All the copies are equally valid.

(NO TEXT BELOW. THE FOLLOWING IS THE SIGNATURE PAGE.)

Party A: Beijing Guoxin Xinchuang Investment Co., Ltd.

(Stamp)

Signed by Legal Representative:	/s/Ping Du

Date: June 25, 2015

Party B: Beijing Gridsum Technology Co., Ltd.

(Stamp)

Signed by Legal Representative:	/s/ Guosheng Qi

Date: June 19, 2015

Party C: Guoxinjunhe (Beijing) Technology Co., Ltd.

(Stamp)

Signed by Legal Representative:	/s/ Yang Xu

Date: June 19, 2015